Exhibit 99.1

FINISH LINE COMPLETES HANG UP SHOPPES ACQUISITION

        INDIANAPOLIS, January 31, 2005 — The Finish Line, Inc. (Nasdaq: FINL) announced today that it has closed on the acquisition, for $12 million in cash plus a potential earnout of up to a maximum of $6 million in cash, of all of the outstanding capital stock of The Hang Up Shoppes, Inc., which does business under the trade name Man Alive. Man Alive is a mall-based hip-hop fashion retailer offering men’s and ladies’ name brand fashions from the industry’s leading designers. The transaction closed effective the close of business on January 29, 2005. It is anticipated that Man Alive will achieve sales of approximately $30 million for the fiscal year ended January 29, 2005. The Finish Line believes that the transaction will be slightly accretive to diluted earnings per share for The Finish Line’s fiscal year ending February 25, 2006.

    Mr. Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer, stated, “Man Alive provides us a platform from which to enter a new segment of the market. We believe this segment offers us significant long term growth opportunities. In addition to the 37 existing Man Alive stores, we expect to open 10 to 15 new stores in our upcoming fiscal year. We believe that the growth potential for this concept can, over time, exceed 400 stores. Our strong balance sheet and superior access to capital, as well as our operational and marketing expertise, combined with Man Alive’s strong merchandise philosophy and highly compelling opportunity for store expansion, should provide enhanced value for our shareholders.”

        Headquartered in Indianapolis, Indiana, The Hang Up Shoppes, Inc. operates 37 mall-based stores under the Man Alive name in Georgia, Illinois, Indiana, Kentucky, Maryland, Michigan, Missouri, Ohio and Virginia and is scheduled to open a 38th store with a new prototype store design in April 2005. Man Alive’s core product selection consists of men’s and ladies’ apparel, shoes and accessories and includes hip-hop and rap-inspired brands and fashions from name brand designers.

        Man Alive was founded by Barbara and Mandell Bublick in 1969 in Benton Harbor, Michigan. Barbara and Mandell are continuing with the company in a consultant capacity. Their sons, Jeff, Ben and Dan, are continuing as executive officers of The Hang Up Shoppes. Jeff Bublick is continuing as President and Ben Bublick and Dan Bublick are remaining as Senior Vice President – Merchandise and Senior Vice President – Store Operations. Jeff Bublick stated, “We are excited about the opportunities as we enter this new phase for Man Alive. We believe the combination with The Finish Line will enhance our ability to execute our growth plans.”

        Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; The Finish Line’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for The Finish Line or Man Alive stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in The Finish Line’s Securities and Exchange Commission filings. Factors relating to The Hang Up Shoppes’ performance that could cause results to differ materially include, without limitation, changes from estimated values of intangible assets associated with the acquisition, The Finish Line’s ability to realize expected efficiencies and synergies in The Hang Up Shoppes’ business, and The Finish Line’s ability to open new Man Alive stores in a timely fashion and at acceptable expense levels. The Finish Line undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and children. The Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 598 stores in 46 states and online. To learn more about The Finish Line, go to www.finishline.com. To learn more about Man Alive, go to the existing website located at www.manalive.com.

Investor Relations: CONTACT:	Kevin S. Wampler, 317-899-1022, ext. 6914 Executive Vice President– CFO

Media Requests: CONTACT:	Elise Hasbrook, 317-899-1022, ext. 6827 Corporate Communications Manager